Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-41863, 333-72841, 333-76817), Form S-3 (No. 333-112464) of Mechanical Technology Incorporated of our report dated February 9, 2001, with respect to the consolidated statements of operations, stockholders' equity, and cash flows of Plug Power Inc. and its subsidiary for the year ended December 31, 2000 and cumulatively, for the period from June 27, 1997 (date of inception) to December 31, 2000 (not separately presented herin) , which report appears in Form 10-K/A Amendment No. 1 to the Annual report on Form 10-K of Mechanical Technology Incorporated.

/s/ PricewaterhouseCoopers LLP

Albany, New York

April 29, 2005